SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
          UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF
                                     1934.

                                Commission File Number          000-09428
                                                      --------------------------

                                ADAC Laboratories
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             (Exact name of registrant as specified in its charter)

                   540 Alder Drive, Milpitas, California 95035
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, no par value, together with
                        the associated rights to purchase
          Series A Junior Participating Preferred Stock, no par value
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               (Title of each class of securities covered by this
                                      Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    |X|                  Rule 12h-3(b)(1)(i)     |X|
Rule 12g-4(a)(1)(ii)   |_|                  Rule 12h-3(b)(1)(ii)    |_|
Rule 12g-4(a)(2)(i)    |_|                  Rule 12h-3(b)(2)(i)     |_|
Rule 12g-4(a)(2)(ii)   |_|                  Rule 12h-3(b)(2)(ii)    |_|
                                            Rule 15d-6              |_|

Approximate number of holders of record
as of the certification or notice date:           One (1)
                                        ---------------------------

Pursuant to the requirements of the Securities Exchange Act of 1934

                               ADAC Laboratories
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has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  December 19, 2000               By:  /s/ Neil J. Laird
     -------------------                  --------------------------------------
                                           Name:  Neil J. Laird
                                           Title: Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.